CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Ultimus Managers Trust and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of Westwood Salient Global Real Estate Fund, Westwood Salient Select Income Fund, Westwood Broadmark Tactical Growth Fund, Westwood Salient MLP & Energy Infrastructure Fund, and Westwood Broadmark Tactical Plus Fund, each a series of shares of beneficial interest in Ultimus Managers Trust. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 27, 2023

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the financial statements and financial highlights and related notes of the Westwood Salient Global Real Estate Fund, Westwood Salient Select Income Fund, Westwood Broadmark Tactical Growth Fund, Westwood Salient MLP & Energy Infrastructure Fund and Westwood Broadmark Tactical Plus Fund (the Funds) (formerly Salient Global Real Estate Fund, Salient Select Income Fund, Salient Tactical Growth Fund, Salient MLP & Energy Infrastructure Fund and Salient Tactical Plus Fund (the Predecessor Funds)), incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 28, 2023